Exhibit 99.1

GAP INC. REPORTS JULY SALES UP 1 PERCENT;

COMPARABLE STORE SALES DOWN 7 PERCENT

SAN FRANCISCO – August 9, 2007 – Gap Inc. (NYSE: GPS) today reported net sales of $1.054 billion for the four-week period ended August 4, 2007, which is an increase of 1 percent compared to net sales of $1.047 billion for the four-week period ended July 29, 2006. Due to the 53rd week in fiscal year 2006, July 2007 comparable store sales are compared to the four-week period ended August 5, 2006. On this basis, the company’s comparable store sales for July 2007 decreased 7 percent compared with a 4 percent decrease as reported in July 2006.

Comparable store sales by division for July 2007 were as follows:

•	Gap North America: positive 2 percent versus negative 13 percent last year

•	Banana Republic North America: positive 1 percent versus flat last year

•	Old Navy North America: negative 18 percent versus flat last year

•	International: positive 11 percent versus negative 6 percent last year

“During July, we cleared through summer product at all three brands and total company merchandise margins were significantly above last year,” said Sabrina Simmons, senior vice president, corporate finance at Gap Inc. “However, sales at Old Navy were negatively impacted since we did not repeat two sales events, and fall product that was pulled forward into July did not resonate as customers remained focused on ‘wear now’ apparel.”

Second Quarter Sales Results

For the thirteen weeks ended August 4, 2007, total company net sales were $3.69 billion, which is a decrease of 1 percent as compared to net sales of $3.72 billion for the thirteen weeks ended July 29, 2006. Due to the 53rd week in fiscal year 2006, second quarter comparable store sales are compared to the thirteen weeks ended August 5, 2006. The company’s second quarter comparable store sales decreased 5 percent compared with a decrease of 5 percent in the second quarter of the prior year.

Comparable store sales by division for the second quarter were as follows:

•	Gap North America: negative 6 percent versus negative 6 percent last year

•	Banana Republic North America: positive 4 percent versus negative 1 percent last year

•	Old Navy North America: negative 9 percent versus negative 5 percent last year

•	International: positive 3 percent versus negative 11 percent last year

Update on Gap Inc.’s Cost Reduction Initiatives

As part of the company’s efforts to streamline operations, about 1,100 positions were eliminated in the second quarter of fiscal year 2007, excluding Forth & Towne. In the second quarter of fiscal year 2007, the company recognized approximately $20 million of expenses on a pre-tax basis as a result of the cost reduction initiatives, primarily related to severance payments. For the year-to-date, about 1,500 positions were eliminated, excluding Forth & Towne, and approximately $25 million of expenses on a pre-tax basis have been recognized as a result of the cost reduction initiatives.

Regarding Forth & Towne, year-to-date the company has eliminated about 550 positions. The pre-tax loss related to the discontinued operation of Forth & Towne for the second quarter of fiscal 2007 was approximately $9 million and for the year-to-date was approximately $54 million.

In total, the company has eliminated about 2,000 positions in fiscal year 2007.

Second Quarter Earnings Guidance

For the second quarter of fiscal year 2007, the company expects diluted earnings per share on a GAAP basis to be $0.17 to $0.18. This includes a benefit of about $0.01 per share from tax rate adjustments impacting the second quarter; a loss of $0.01 per share related to the discontinued operation of Forth & Towne and $0.01 per share of expenses associated with the company’s ongoing cost reduction initiatives. Excluding the loss associated with the discontinued operation of Forth & Towne and the expenses associated with the cost reduction initiatives, the company expects diluted earnings per share for the second quarter of fiscal year 2007 to be $0.19 to $0.20. Please see the reconciliation of expected diluted earnings per share on a GAAP basis to expected diluted earnings per share excluding the above amounts, a non-GAAP financial measure, in the table at the end of this release.

The company reiterated that it expects the year-over-year percent change in inventory per square foot to be down in the low-single digits at the end of the second quarter.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its second quarter earnings via press release on August 23, 2007, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s second quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Gap Inc. will announce August sales on September 6, 2007.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements related to (i) diluted earnings per share for the second quarter of fiscal 2007 on a GAAP basis; (ii) diluted earnings per share for the second quarter of fiscal year 2007 excluding the loss related to the discontinued operation of Forth & Towne and the expenses associated with the company’s cost reduction initiatives; (iii) year-over-year change in inventory per square foot at the end of the second quarter of fiscal 2007; and (iv) tax rate adjustments impacting the second quarter of fiscal year 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended May 5, 2007.

These forward-looking statements are based on information as of August 9, 2007, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Evan Price	Kris Marubio
415-427-2161	415-427-1798

Greg Rossiter
415-427-2360

The Gap, Inc.

SEC REGULATION G

RECONCILIATION OF SECOND QUARTER 2007 EXPECTED DILUTED EARNINGS PER SHARE ON A GAAP BASIS TO EXPECTED DILUTED EARNINGS PER SHARE ON A NON-GAAP BASIS

Expected 13 Weeks Ended August 4, 2007
Expected diluted earnings per share on a GAAP basis	$0.17 to 0.18
Add: expected loss related to the discontinued operation of Forth & Towne	0.01
Add: expected expenses related to our cost reduction initiatives	0.01

Expected diluted earnings per share on a non-GAAP basis (a)	$0.19 to 0.20

(a)	Expected diluted earnings per share excluding the amounts noted above is a non-GAAP financial measure. We believe this is an important metric as it represents our expected diluted earnings per share from continuing operations.